SHAREHOLDER SERVICING AGREEMENT

THE WALL STREET EWM FUNDS TRUST

Evercore Wealth Management, LLC
55 East 52nd Street
23th Floor
New York, NY 10055

Gentlemen:

We herewith confirm our agreement with you as follows with respect to each Fund listed on Appendix A hereto (each a “Fund”):

        You will perform or arrange for others, including organizations, whose customers or clients are shareholders of the Fund (the “Shareholder Servicing Agents”) to perform all shareholder servicing functions and maintenance of shareholder accounts not performed by us or by our Transfer Agent (“Shareholder Services”).  You may make payments from time to time from any Shareholder Servicing Fees (as defined below) received under this Agreement, to defray the costs of, and to compensate others, including Shareholder Servicing Agents with whom our distributor has entered into written agreements, for performing Shareholder Services.

        In consideration of your performance of the Shareholder Services, we will pay you a Service Fee, as defined by Rule 2830(b)(9) of the Conduct Rules, of the National Association of Securities Dealers, Inc., at the annual rate of one-quarter of one (0.25%) percent of the Fund’s average daily net assets (the “Shareholder Servicing Fee”).  Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as you shall request of us in writing.  You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing.

        You will in your sole discretion determine the amount of any payments made by you to Shareholder Servicing Agents pursuant to this Agreement, and you may from time to time in your sole discretion increase or decrease the amount of such payments; provided, however, that no such payment will increase the amount which we are required to pay to you under either this Agreement or any management agreement between you and us, or otherwise.

        You will be responsible for the payment of all expenses incurred by you in rendering the foregoing services, except that we will pay the cost of typesetting, printing and delivering our prospectus to existing shareholders of the Fund and of preparing and printing subscription application forms for shareholder accounts.

        Payments to Shareholder Servicing Agents to compensate them for providing shareholder servicing and related administrative functions are subject to compliance by them with the terms of written agreements satisfactory to our Board of Trustees to be entered into between our distributor and the Shareholder Servicing Agents.

        We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering  these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, providing that nothing herein shall indemnify you against any liability to the Fund or its shareholders caused by your willful   misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of you obligations and duties hereunder.

        This Agreement will become effective on the date hereof and will remain in effect until June 30, 2012 and, thereafter, for successive twelve (12) month periods (computed from each July 1st), provided that such continuation is specifically approved at least annually by vote of our Board of Trustees, including a majority who are not Interested Persons (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)), and have no direct or indirect financial interest in the operation of this Agreement, cast in person at a meeting called for the purpose of voting on this Agreement.  This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of our Board of Trustees, including a majority who are not Interested Persons (as defined in the 1940 Act), and who have no direct or indirect financial interest in the operation of this Agreement, or by a vote of a majority of our outstanding voting securities, as defined in the 1940 Act, on sixty (60) days’ written notice to you, or by you on sixty (60) days’ written notice to us.

        This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you.  The terms “transfer”, “assignment” and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission thereunder.

        Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of your officers, directors or employees who may also be a director, officer or employee of ours, or of a person affiliated with us, as defined in the 1940 Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to another corporation, firm, individual or association.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                            Very truly yours,

Dated: July 1, 2011                                                       THE WALL STREET EWM FUNDS TRUST

                                                                                                 By: /s/Robert P. Morse
                                                                                         Name: Robert P. Morse
                                                                                         Title: President
ACCEPTED:

EVERCORE WEALTH MANAGEMENT, LLC

By: /s/John Rendinaro
Name:  John Rendinaro
Title:  Partner

THE WALL STREET EWM FUNDS TRUST

SHAREHOLDER SERVICING AGREEMENT

Appendix A

Funds to be Serviced Under This Agreement

Evercore Wealth Management Macro Opportunity Fund